EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D/A (including amendments thereto) with respect to the common stock of Koil Energy Solutions, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of July 24, 2024.

MAZ Partners LP

By:	MAZ Capital Advisors, LLC,
its General Partner

By:	/s/ Walter Schenker
Name: Walter Schenker
Title: Manager

MAZ Capital Advisors, LLC

By:	/s/ Walter Schenker
Name: Walter Schenker
Title: Manager

/s/ Walter Schenker
Walter Schenker